Exhibit 23(a)(1)

SELIGMAN ASSET ALLOCATION SERIES, INC.

ARTICLES SUPPLEMENTARY

Seligman Asset Allocation Series, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”) and registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which consists of four separate series, Seligman Asset Allocation Aggressive Growth Fund, Seligman Asset Allocation Growth Fund, Seligman Asset Allocation Moderate Growth Fund and Seligman Asset Allocation Balanced Fund (each, a “Fund” and collectively, the “Funds”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Effective at 4:00 p.m. Eastern Daylight Time on May 16, 2008, in accordance with the provisions of the charter of the Corporation (the “Charter”), all of the previously outstanding Class D shares of each Series of the Corporation’s common stock attributable to a Fund, par value $0.001 per share (the “Common Stock”), were converted into Class C shares of such Series of Common Stock of that Fund.

SECOND: The total number of shares of stock of all classes of the Corporation, which the Corporation has authority to issue, is 4,000,000,000 shares, of which 1,000,000,000 is designated and allocated to each Fund, which were previously classified into four classes for each Fund, designated as Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock. Pursuant to the authority of the Board of Directors of the Corporation (the “Board”) to classify and reclassify unissued shares of stock contained in the Charter, the Board, by duly adopted resolutions, reclassified and designated for each Fund the authorized but unissued Class D Common Stock as shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of that Fund, such that, after giving effect to the reclassification and designation of the additional shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of each Fund, the number of authorized shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of each Fund shall each consist of the sum of x and y, where x equals the issued and outstanding shares of such class and y equals one-third of the authorized but unissued shares of Common Stock of all classes of a Fund; provided, that at all times the aggregate number of authorized, issued and outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of the Funds shall not exceed the authorized number of shares of Common Stock of the Corporation; and, in the event application of the formula above would result, at any time, in fractional shares, the applicable number of authorized shares of each class shall be rounded down to the nearest whole number of shares of such class; in each case, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of such class as set forth in the Charter.

THIRD: These Articles Supplementary do not change the total number of authorized shares of the Corporation.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested by its Secretary on this 16th day of May, 2008.

ATTEST:	SELIGMAN ASSET ALLOCATION SERIES, INC.

Frank J. Nasta, Secretary	Brian T. Zino, President